EXHIBIT 99.1
July 2, 2012

Dear Shareholder:

As we recently announced as part of our first quarter earnings release, First Financial Bancorp's board of directors has authorized a 25% increase in our regular dividend to $0.15 per share. We also intend to continue the variable dividend for the next six quarterly dividend payments, which includes the dividend accompanying this letter. The six quarter time frame represents all cash dividend payments expected to be made through the calendar year 2013.

As a reminder, the variable dividend represents the difference between the prior quarter's diluted earnings per share and the amount of the regular dividend. As such, we expect to continue to payout 100% of earnings in the form of a dividend through 2013, assuming no material change in either our capital position or capital deployment opportunities.

Our variable dividend has been very well received and recognized as an innovative way to return capital to shareholders in an uncertain economic and regulatory environment. However, we also understand that many of our shareholders place great value on the predictability of dividend payments. Our capital ratios remain very strong but subsequent to the announced expiration of the variable dividend, capital retention needs will begin to increase as loans on our balance sheet currently covered under loss share agreements with the FDIC will begin to migrate to our uncovered loan portfolio and drive an increase in risk-weighted assets. As capital utilization rates increase, we will also want to preserve capital for expected use in pursuing growth initiatives. These factors compelled us to establish the time frame for expiration of the variable dividend.

The board of directors evaluates the dividend - regular and variable - on a quarterly basis. While we have established a time frame for the expiration of the variable dividend, capital deployment opportunities, such as acquisitions or greater than anticipated organic growth prospects, may arise that provide long-term benefits to shareholder value. As a result, it is possible that the variable dividend may expire earlier than announced.

We value the investment you have made in First Financial and remain committed to managing the company in a shareholder-friendly manner that provides a solid long-term return on your investment.

Sincerely,

/s/Murph Knapke                    /s/Claude E. Davis

Murph Knapke                        Claude E. Davis
Chairman of the Board                President & Chief Executive Officer